EXHIBIT 4



        Talk Visual Corporation 1999 Stock Compensation Plan, As Amended
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                  Effective  June 1, 1999, the Board of Directors of Talk Visual
Corporation, a Nevada corporation (the ?Company?), hereby adopts the Company?s 1999 Stock Compensation Plan (the ?Plan?). Pursuant to the Plan, the Board of Directors of the Company may from time to time award to executive officers, employees and consultants of the Company up to an aggregate of 1,300,000 shares of common stock, $.001 par value (the ?Common Stock?), of the Company as compensation for services rendered and to be rendered to the Company, on such terms and conditions as the Board of Directors may determine. Notwithstanding the foregoing, in no event may shares of Common Stock be awarded under the Plan as compensation for services in connection with the offer or sale of securities in a capital raising transaction or which directly or indirectly promote or maintain a market for the Company?s securities. The number of shares of Common Stock covered by the Plan shall be appropriately adjusted for stock splits and reverse stock splits affecting the Common Stock.






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